SCHEDULE 14A
                              (Rule 14a-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT
                         SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a)
                  of the Securities Exchange Act of 1934

Filed by the Registrant  [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[x]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                Echlin Inc.
                     --------------------------------
             (Name of Registrant as Specified in Its Charter)




                     --------------------------------
 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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               PRELIMINARY REVOCATION SOLICITATION MATERIALS
                          DATED FEBRUARY 24, 1998
                           SUBJECT TO COMPLETION

   REVOCATION SOLICITATION STATEMENT BY ECHLIN INC. IN OPPOSITION TO THE SOLICITATION OF DEMANDS BY SPX CORPORATION TO HOLD A SPECIAL MEETING OF
                        SHAREHOLDERS OF ECHLIN INC.

               This Revocation Solicitation Statement is being furnished to shareholders of Echlin Inc., a Connecticut corporation ("Echlin," or the "Company"), by the Board of Directors of the Company (the "Board"). The Board is seeking revocations ("Revocations") of demands ("Demands") from the Company's shareholders previously given to SPX Corporation, a Delaware corporation ("SPX") in connection with SPX's purported solicitation of Demands (the "SPX Solicitation") to call a special meeting of the Company's shareholders (the "Special Meeting") to vote on the following proposals ("SPX Proposals"):

  (i) to repeal any By-laws adopted by the Company subsequent to April 3, 1997;
 (ii)  to remove from office all members of the Board;
(iii) to amend the By-laws of the Company to fix the number of members of the Board at five; and
 (iv) to fill the newly created vacancies on the Board by electing to the Board five persons whom SPX has purported to nominate as its designees (the "SPX Designees").

               Section 33-696 of the Connecticut Business Corporation Act states that a corporation which has a class of voting stock registered pursuant to Section 12 of the Securities Exchange Act of 1934 shall hold a special meeting of shareholders if the holders of at least thirty-five percent of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the corporation's secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. The Company's By-laws contain a substantially similar provision. The Company's By-laws further provide that each holder of shares of common stock, par value $1.00 per share, of the Company (the "Common Stock") is entitled to one vote per share of Common Stock held. The record date for determining shareholders entitled to demand the Special Meeting and submit Demands in connection therewith is ___________, 1998. As of ___________, 1998, there were _____ shares of the Company's Common Stock outstanding. Accordingly, SPX would need to deliver to the Company unrevoked Demands from holders of ______ shares of Common Stock to satisfy the thirty-five percent requirement under Section 33-696.

               SPX has announced an intention to make an unsolicited exchange offer (the "Proposed Offer") for shares of Common Stock, and the associated preferred stock purchase rights (the "Rights"), in which shareholders of the Company would receive $12 in cash and 0.4796 shares of SPX common stock, par value $10.00 per share, for each share of Common Stock exchanged. SPX has stated that the Proposed Offer is intended to be the first step of a transaction in which a subsidiary of SPX would be merged into the Company (the "Proposed Combination"). However, at this time SPX has not made the Proposed Offer to the Company's shareholders or taken steps to obtain the approval of its own shareholders that would be required to consummate the Proposed Combination, and SPX is not legally bound to do so. Your Board, with the assistance of its advisors, is carefully and deliberately considering the Proposed Offer and the Proposed Combination in accordance with its fiduciary duties under Connecticut law. Your Board believes SPX's purpose in compelling the Company to call the Special Meeting is to have the SPX Designees dismantle the shareholder protections contained in the Connecticut Business Corporation Act and the Company's Rights Plan so that SPX can acquire the Company at the lowest possible cost to SPX and at the lowest possible price to the Company's shareholders. SPX is asking you to help it accomplish this objective before the Board can properly consider the Proposed Offer and the Proposed Combination -- indeed before SPX has even considered any formal offer at all to the Company's shareholders.

               The Board unanimously opposes the SPX Solicitation, unanimously recommends that you DO NOT deliver any Demands (including any Gold demand card) to SPX pursuant to the SPX Solicitation, and is soliciting from you a Revocation of any Demand previously delivered by you to SPX. There will be no meeting at which to revoke any Demand you may have previously delivered to SPX, and accordingly you must act quickly.

               If you have previously signed and returned any Demand (including any Gold demand card), you have every right to change your mind and revoke your Demand by signing, dating and returning the enclosed GREEN revocation card. A shareholder's Revocation of a previously executed Gold demand card will have the effect of opposing SPX's attempt to compel the Company to call the Special Meeting. Whether or not you have previously executed a Demand, the Company urges you to complete, sign, date and deliver the enclosed GREEN revocation card as promptly as possible by mail (using the postage-paid envelope provided) to Morrow & Co. The Company is not currently seeking your demand or proxy with respect to any merger or other business combination, the election or removal of any person to or from the Board or any other matter.

               The first date this Revocation Solicitation Statement and GREEN revocation card with respect thereto are being sent or given to shareholders is on or about February ___, 1998.

               If your shares are held of record by your bank or brokerage firm, only that firm can execute your GREEN revocation card. Call your bank or broker with your instructions to execute your GREEN revocation card.

               If you have any questions or need any assistance in revoking any Demand (including any Gold demand card) you may have given to SPX, please contact our proxy solicitor, Morrow & Co., Inc. at (800) 566-9061 toll free.

Why You Should Deliver a Green Revocation Card to the Company and Not Deliver a Gold Demand Card to SPX

Shareholders Should Maintain a Board That Is Independent from SPX

               The Board believes that the interests of the Company and all of its shareholders will be best served by retaining the Company's current directors (the "Directors"), who will act on behalf of the Company and all of its shareholders, independently of the interests of SPX. Eight of the nine Directors on your current Board are independent directors -- three of the five SPX Designees are SPX employees. If the Directors are removed and replaced with the SPX Designees, the Board believes the SPX Designees will act in a manner which will serve the interests of SPX and not the Company's shareholders. It is in SPX's interest to acquire the Company at the lowest possible cost to SPX and at the lowest possible price to the Company's shareholders. The interests of an SPX controlled Board will by definition be directly contrary to your interests as shareholders of the Company.

               SPX claims the SPX Designees will promote SPX's interests "subject to their fiduciary duties as directors of the Company". Your Board, however, does not believe it is realistic to expect the SPX Designees to consider carefully and objectively the attractiveness of the Proposed Offer compared to other alternatives, to pursue actively alternatives that would frustrate an SPX business strategy personally crafted by a majority of the SPX Designees, to negotiate forcefully for better terms with SPX, or to pursue remedies if SPX were to breach any agreement that might exist with the Company. Indeed, SPX is doing its best to insulate the SPX Designees from their duties to the Company's shareholders by indemnifying each of them for potential wrong-doing related to his possible future service as a Company director. SPX is asking you to put the SPX Designees in a position where they will determine, together with SPX, whether and on what terms your Company will be sold to SPX.

SPX is Attempting to Use the Special Meeting Process in an Improper and Coercive Manner

               At this time, SPX has not made the Proposed Offer to the Company's shareholders or taken steps to obtain the approval of its own shareholders that would be required to consummate the Proposed Combination, and SPX is not legally bound to do so. All SPX has done is to float a proposal which lacks financing commitments and any apparent strategic rationale, and which contains numerous conditions within SPX's sole discretion. SPX has also reserved the right to amend the terms of the Proposed Offer (including amending the number of shares to be purchased and the nature or amount of the consideration to be paid) at any time before or after the Proposed Offer is made.

               In seeking to compel the Company to hold the Special Meeting to consider the SPX Proposals in these circumstances, SPX is hoping to exploit what Mr. Blystone has described as a "major weakness in its [the Company's] takeover defenses" to dismantle the protections which you as Echlin shareholders enjoy under the Connecticut Business Corporation Act and the Company's Rights Plan. This is an opportunistic and coercive tactic to enhance the chances of SPX obtaining control of Echlin quickly, cheaply, and on terms that SPX dictates. Moreover, SPX has not even guaranteed that the Proposed Offer, or any offer at all to the Company's shareholders, will be made. Your Board believes this is a highly improper use of the special meeting process, and urges you to protect the Company and your interests by refusing to deliver a Demand to SPX, or, if you have already delivered a Demand, by revoking it as soon as possible.

               Your Board, with the assistance of its advisors, is carefully and deliberately considering the Proposed Offer and the Proposed Combination in accordance with its fiduciary duties under Connecticut law. SPX wants you to think that quick action on its Proposed Offer is in your best interest.
But your Board believes SPX knows that undue haste only helps SPX. The Board believes that the history of other unsolicited bids shows that when a Board has time to react thoughtfully, the bid often turns out to be much less attractive to target shareholders than the bidder claimed. SPX's attempt to compel the Company to hold the Special Meeting to consider the SPX Proposals at this time cannot be separated from SPX's wider goals: to acquire the Company at the lowest possible cost to SPX and at the lowest possible price to the Company's shareholders.

The Company's Board is Committed to Delivering Value to the Company's
Shareholders

               Your Board is fully committed to delivering value to its shareholders. In furtherance of its commitment to shareholder value, Echlin has instituted a strategic repositioning plan that includes divestiture of underperforming or non-strategic businesses, factory rationalizations, aggressive cost cutting aimed at profit improvements, heightened asset management and cash flows gains, and a steadfast commitment to incorporating the EVA framework. Since the initiation of this plan in fiscal 1997, seven non-core or under performing businesses have been identified and either sold, or placed under contract to be sold, resulting in proceeds to the Company of $281 million. Fourteen facilities have been identified for closure and/or rationalization as part of the Company's repositioning plan. Of the fourteen, four have been completed, eight are currently being processed in accordance with the action plans which have been established and the remaining two facilities are in the final stages of completing their action plans for approval and implementation.

               The Board believes that the prospects for the Company are extremely bright, and that the Company's repositioning strategy is the right strategy for the future. Indeed, in a recent conference call with industry analysts, Mr. Blystone agreed that "the road map that they've [the Company has] tried to lay out including the sale of one of their businesses they announced this morning is fundamentally the right track." This Board has never precluded any alternative that it believes would further the interests of the Company and its shareholders.

SPX Has Not Explained How the SPX Designees Can Deliver Greater Value to the Company's Shareholders than the Current Board.

               In light of the Board's proven commitment to delivering value to the Company's shareholders and Constituencies, SPX must explain how the SPX Designees and SPX's combination plan will provide any greater value before you permit SPX to take the first steps to control the Company.

               Your Board believes that SPX has not yet given any objective support for its assertion that the combination of SPX and Echlin "represents a tremendous opportunity to the shareholders, customers, suppliers, communities and employees of both companies." The Board has noted skepticism among independent analysts about whether there is any strategic rationale or potential to realize synergies underlying SPX's plan to combine Echlin's broad range of aftermarket and OE components with SPX's businesses. According to one research report: "Echlin and SPX operate in very different markets. The importance of long-term customer relationships and brand strength in the parts side of the business would probably be the most significant challenge for an
SPX takeover."   Another analyst has noted: "There appear to be little
operational synergies that would aid in achieving these cost savings. SPX is a manufacturer of shop tools and diagnostic equipment, while ECH [Echlin] is a manufacturer of aftermarket brake systems, ignition parts and OEM fluid delivery tubing."

               SPX claims it will achieve annual cost savings of $125 million in the first year after the closing of a combination with Echlin and appears to view those savings as central to the financial rationale for the combination. However, the Board notes that to date very little detail about the basis for achieving these claimed savings, or the increased associated costs that will necessarily be incurred, has been provided. The Board also notes that SPX has not made any attempt to explain how the SPX Designees would go about performing the wide-ranging duties of directors to manage the Company's ongoing businesses, nor has SPX given the Company's shareholders any meaningful information on the experience or qualifications of the SPX Designees to manage the operations of the Company. The Board believes that if the SPX Designees were to obtain control of the Company, the Company's suppliers, employees and customers would be faced with a significant degree of uncertainty, which could create great risks for the Company and its shareholders in the future.

               You should not permit SPX to take the first steps to control of Echlin without these questions and concerns being answered.

               Accordingly, the Board unanimously opposes the SPX Solicitation, unanimously recommends that you DO NOT deliver any Demands (including any Gold demand card) to SPX pursuant to the SPX Solicitation, and is soliciting from you a Revocation of any Demand previously delivered by you to SPX. Whether or not you have previously executed any Demand, the Board urges you to sign, date and deliver the enclosed GREEN revocation card as promptly as possible by mail (using the postage-paid envelope provided) to Morrow & Co. There will be no meeting at which to revoke any Demand you may have previously delivered to SPX, and accordingly you must act quickly.

Background

               In February 1997, Trevor O. Jones, then Chairman and interim Chief Executive Officer of the Company, met informally with John B. Blystone, Chairman and Chief Executive Officer of SPX to discuss a number of general topics concerning the vehicle industry. No specific proposal regarding a business combination between the two companies was made at the meeting.

               In November 1997, Larry W. McCurdy, who had succeeded Mr. Jones as President and Chief Executive Officer of the Company, met with Mr. Blystone to discuss business in general. A possible business combination between the two companies was discussed at the meeting. General discussion regarding a business combination also took place on November 24, 1997, between Robert F. Tobey, the Company's Vice President - Corporate Development and Patrick J. O'Leary, SPX's Vice President - Finance and Chief Financial Officer. However, SPX did not come forward in either meeting with any specific proposal regarding any business combination or with specific evidence of synergies that would result from a business combination. During the course of his meeting with Mr. O'Leary, Mr. Tobey stated that in order to understand SPX's views regarding potential synergies, the parties should exchange confidential information, subject to appropriate protections. Mr. O'Leary categorically rejected the suggestion. Accordingly, Mr. Tobey advised that in these circumstances further discussions would not be fruitful.

               On December 12, 1997, following a conversation between Mr. McCurdy and Mr. Blystone, Mr. McCurdy received a letter from Mr. Blystone setting out Mr. Blystone's thoughts on a business combination of the two companies. The letter stated that SPX was thinking about a price "in the $40's range", and contained a suggestion that the letter itself be shared with the Board.

               On December 17, 1997, the Board had a full discussion of the merits of Mr. Blystone's views and determined that it had no interest in pursuing further discussions with SPX regarding a business combination. That same day, Mr. McCurdy wrote a letter to Mr. Blystone stating that Mr. McCurdy had shared Mr. Blystone's views with the Board, and that the Company's position remained that the Company had no interest in further discussions with SPX regarding a business combination.

               On December 18, 1997, each member of the Board received a letter from Mr. Blystone enclosing a copy of his December 12 letter and reiterating his views on the merits of a business combination.

               On December 23, 1997, Mr. McCurdy sent a letter to Mr. Blystone advising him that Mr. Blystone's letters of December 12 and December 18 had been shared with the Board, and that the Board was of the unanimous view that the Company did not have an interest in pursuing discussions with SPX.

               On January 6, 1998, the Company was notified by SPX that it was filing a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR") seeking to acquire up to 100% of the voting securities of the Company.

               On January 8, 1998, Mr. McCurdy wrote to Mr. Blystone acknowledging receipt of notice of SPX's HSR filing and advising SPX that the Company and its advisors stood ready to aggressively defend Echlin's shareholders' interests.

               On February 17, 1998, the Board of Directors of the Company received a letter from SPX indicating that it was prepared to make an unsolicited offer to acquire all of the outstanding shares of Echlin and stating that SPX desired to enter into negotiations with the Company regarding a business combination, as well as offer materials in connection with the Proposed Offer, preliminary solicitation materials to solicit demands that a special meeting be called and held, and certain other materials which were filed by SPX with the Securities and Exchange Commission that day. On the same day SPX publicly announced details of its Proposed Offer and the Company issued the following press release:

            "ECHLIN INC. COMMENTS ON HOSTILE TAKEOVER PROPOSAL
                            BY SPX CORPORATION

       -- Auto Parts Company Says It Will Continue To Implement Its Own
                   Strategic Plan To Build Economic Value --

      BRANFORD, Conn., February 17, 1998--Echlin Inc. (NYSE: ECH) confirmed today, in response to SPX Corporation's unsolicited takeover proposal and consistent with its fiduciary responsibilities, that its board of directors will review the SPX proposal in due course. To that end, Echlin has retained Salomon Smith Barney and Davis Polk & Wardwell to assist it in its review of the proposal.

      Echlin stated that stockholders need not take any action at this time with respect to the proposal, and requested they await the recommendation of Echlin's board.

      Echlin Chairman, President and CEO Larry McCurdy said, "Echlin's management and board of directors had previously been contacted by SPX, and after careful evaluation of a proposed combination, unanimously rejected the idea based upon two major concerns: the lack of market synergies between the two companies, and, our significantly different views on the future of the automotive parts business and how it may best be served. At that time, Echlin's board communicated to SPX that such a combination did not make good business sense, and that it was clearly not in the best interests of Echlin's stockholders, customers or employees. Echlin informed SPX that it had no interest in pursuing the matter."

      "The board and management of Echlin reiterated their conviction that prospects for the company are extremely bright. Echlin is making significant progress in implementing its previously announced, strategic repositioning plan," Mr. McCurdy continued. "Key elements of the plan include divestiture of underperforming or non-strategic businesses; factory rationalizations; aggressive cost cutting aimed at profit improvements; heightened asset management and cash flows gains; and, a steadfast commitment to incorporating the EVA framework to enhance value."

      Mr. McCurdy concluded, "Echlin will continue to implement its well-conceived strategic plan to build economic value."

      Echlin, with annual sales of $3.6 billion, manufactures a wide scope of safety- and efficiency-related products for the world's 650 million motor vehicles. It employs 30,000 associates in over 150 operations spread across six continents.

      Certain statements included above are forward-looking, and involve risks and uncertainties which could cause actual results to differ materially from those implied. Information about potential factors identified by the company, which could affect its actual financial results, is included in the company's Form 10-K filed in November 1997 with the SEC."

Certain Litigation Against the Company

               On or about February 18, 1998, Geoffrey and Jordana Miller filed a complaint (the "Miller Complaint") in the Superior Court of Connecticut, Judicial District of New Haven, against Echlin and certain directors of Echlin. The Miller Complaint is brought on behalf of a purported class of all shareholders of Echlin and alleges that Echlin and the director defendants have breached their fiduciary duties to Echlin shareholders by failing to negotiate with SPX concerning its acquisition overtures and failing to take steps to maximize shareholder value and Echlin's attractiveness as a potential acquisition candidate. The Complaint seeks to enjoin defendants from taking any action that does not maximize the shareholder value of Echlin and unspecified monetary damages.

               On or about February 19, 1998, Park East, Inc. filed a complaint (the "Park East Complaint") in the United States District Court for the District of Connecticut against Echlin and certain directors of Echlin. The Park East Complaint is brought on behalf of a purported class of all shareholders of Echlin and alleges the same fiduciary duty claims as are alleged in the Miller Complaint, as well as claims that the Connecticut Anti-Takeover Statutes are unconstitutional. The Park East Complaint seeks to order the defendants to cooperate fully with any entity proposing a transaction, as well as unspecified monetary damages and a declaration that the Connecticut Anti-Takeover Statutes are unconstitutional.

               The Company and the Board believe that the allegations in both the Miller Complaint and the Park East Complaint are without merit.

Effect of Execution and Delivery of Gold Demand Cards and Green Revocation Cards; Revocations

               Section 33-696 of the Connecticut Business Corporation Act states that a corporation which has a class of voting stock registered pursuant to Section 12 of the Securities Exchange Act of 1934 shall hold a special meeting of shareholders if the holders of at least thirty-five percent of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the corporation's secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. Section 33-696 of the Connecticut Business Corporation Act provides that, if not otherwise fixed by a company's By-laws or its board of directors, the record date for determining shareholders entitled to demand a special meeting is the date the first shareholder signs the demand. The record date ("Record Date") with respect to the Special Meeting is __________, 1998. As of ___________, 1998, there were
_____ shares of the Company's Common Stock outstanding. Accordingly, SPX would need to deliver to the Company unrevoked Demands from holders of ______ shares of Common Stock to satisfy the thirty-five percent requirement under
Section 33-696.

               The By-laws of the Company state that, upon written request of the requisite holders, the President of the Company shall call a special meeting. SPX has indicated that following receipt of the requisite Demands, it will deliver the Demands to the Secretary of the Company and request the Secretary to cause notice of the Special Meeting to be given to the Company's shareholders.

               Section 33-697 of the Connecticut Business Corporation Act states that the Connecticut Superior Court may summarily order a special meeting of a corporation to be held if notice of the special meeting is not given within thirty days after the date the demand is delivered to the corporation's secretary or if the special meeting is not held in accordance with the notice. Section 33-699 of the Connecticut Business Corporation Act states that corporation shall notify shareholders of the date, time and place of a special meeting no fewer than ten nor more than sixty days before the meeting date. (The Company's By-laws contain a substantially similar provision.)

               A Demand (including a Gold demand card) may be revoked by filing with the Secretary of the Company a signed and dated GREEN revocation card or any other form of written notice of revocation which is signed and dated and clearly expresses your intention to revoke your previously executed Demand. A shareholder's revocation of a previously executed Demand will have the effect of opposing SPX's request for the Special Meeting. Whether or not you have previously executed a Demand, the Company urges you to complete, sign, date and deliver the enclosed GREEN revocation card, or any other form of written notice revoking a Demand, as promptly as possible by mail (using the postage-paid envelope provided) to Morrow & Co.

               You may also revoke a Revocation (including a GREEN revocation card) by filing with the Secretary of the Company a form of written notice of revocation which is signed and dated and clearly expresses your intention to revoke your previously executed Revocation. Your latest dated submission will supersede any earlier-dated Demand, Revocation or other written notice of revocation. THERE WILL BE NO MEETING AT WHICH TO REVOKE ANY DEMAND OR REVOCATION, AND ACCORDINGLY YOU MUST ACT QUICKLY.

Participants in The Revocation Solicitation

               Revocations are being solicited by and on behalf of the Company. All expenses of this solicitation, including the cost of preparing and mailing this Revocation Solicitation Statement, will be borne by the Company. In addition to solicitation by use of the mails, Revocations may be solicited by directors, certain officers, and employees of the Company in person or by telephone, telegram, telex, telecopier, facsimile, advertisement, courier service, or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. In addition, the Company has retained Morrow & Co., Inc. ("Morrow") to assist in the solicitation of Revocations. The Company has agreed that Morrow will be paid a solicitation fee not to exceed $150,000, plus reimbursement for their reasonable out-of-pocket expenses. The Company has also agreed to indemnify Morrow against certain liabilities and expenses, including certain liabilities and expenses under the federal securities laws. It is anticipated that Morrow will employ approximately 60 persons to solicit shareholders.

               The Company has engaged Salomon Brothers Inc and Smith Barney Inc. (collectively doing business as Salomon Smith Barney) ("Salomon") to act as its financial advisor in connection with the Proposed Offer and related matters, including this solicitation. Salomon may assist in the solicitation of Revocations. Pursuant to the terms of an engagement letter dated February 26, 1997, the Company has agreed to pay Salomon for its financial advisory services (i) an initial retainer fee of $50,000, (ii) additional quarterly fees of $50,000 during the term of Salomon's engagement, (iii) additional customary fees as the Company and Salomon may agree on from time to time, and
(iv) reasonable expenses arising from the engagement. The Company will also indemnify Salomon against certain liabilities, including liabilities under the Federal Securities laws. Salomon will not receive any fee for, or in connection with, any solicitation activities apart from the fees it is otherwise entitled to receive under its engagement. Salomon does not admit or deny that any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated by the Commission under the Securities Exchange Act of 1934, as amended, or that such Schedule 14A requires the disclosure of certain information concerning such persons. In the normal course of its business, Salomon regularly buys and sells the Common Stock and other securities for its own account and for the accounts of its customers, which transactions may result from time to time in Salomon and its associates having a net "long" or net "short" position in the Common Stock or other securities or option contracts or derivatives in or relating to the Company's securities. As of February 20, 1998 Salomon beneficially held a "net long" position of 241,678.36 shares of Common Stock. If Salomon assists the Company in connection with the solicitation of Revocations, such activity will be carried out by a team of individuals consisting of officers and employees of Salomon.

               The Company estimates that its total expenditures relating to the solicitation (excluding costs representing salaries and wages of regular employees and officers of the Company) will be approximately $200,000. The Company to date has incurred estimated total expenses of approximately $15,000. In addition to the members of the Board (which consists of Messrs. Creamer, Dauch, DeVane, Echlin, Jensen, Jones, McCurdy, Nusbaum and Rivard), its executive officers and certain officers of its subsidiaries may solicit Revocations. The business address for each of the members of the Board and the officers named above is, and the Company's executive offices are located at:
100 Double Beach Road, Branford, Connecticut 06405. For further information with respect to participants in the solicitation, including the names of its executive officers and certain officers of its subsidiaries who may solicit Revocations, and certain transactions by those participants in the Company's shares of Common Stock, see Schedules A and B.

Change in Control Severance Policy

               The Company has established a Change In Control Severance Policy covering some 350 designated employees of Echlin Inc. and its domestic U.S. subsidiaries, including the Named Executive Officers. A "change in control" event of Echlin Inc. is defined as: (i) more than 30 percent of Echlin's outstanding Common Stock being beneficially held or acquired by any person or entity; (ii) more than 20 percent of Echlin's outstanding Common Stock being purchased pursuant to a tender or exchange offer; (iii) Echlin Inc. merging or consolidating with or selling substantially all of its assets to another entity and Echlin Inc. not being the surviving corporation; or (iv) during any two year period, a majority of individuals who are Directors of Echlin Inc. at the beginning of the period ceasing to be Directors by the end of the period, unless the nomination of each new Director is approved by a two-thirds majority of those who are Directors at the beginning of the period. If the Special Meeting is held, removal of the Board of Directors from office would constitute a "change of control" event. The Board of Directors must declare whether such an event qualifies as a change in control event under the Echlin Inc. Change In Control Severance Policy.

               Employees covered by the policy receive special severance benefits if, within two years after a qualified change in control, the employee terminates for "good reason" because (i) there has been an adverse change in the employee's duties, responsibilities, title, position, compensation, benefits or general status; (ii) the employee is required to relocate to a place of business more than 50 miles from the location where the employee works at the time of the change in control; (iii) the employee is terminated for reasons other than for cause; or (iv) for Echlin Inc. corporate officers, including the Named Executive Officers other than Mr. Jones and Mr. Mancheski (who has retired), the employee elects to terminate his or her employment during the 30-day period commencing one year after the change in control.

               Severance benefits are payable within 30 days of termination and consist of a lump sum payment equivalent to the sum of the higher of the employee's annual base salary and most recent executive bonus, if applicable, either as of the date of the change in control or the date of the termination for a period varying from 7.5 months to 36 months depending upon the employee's employment level. The Named Executive Officers other than Mr. Jones and Mr. Mancheski qualify for the payment equivalent to 36 months. Employees covered by the policy continue to receive other benefits such as medical insurance for a period equivalent to the period associated with their severance payment. The policy also provides that all outstanding performance units under the Company's long-term incentive plan immediately vest on the date of the change in control. Performance units are valued at 100 percent of their original targeted value multiplied by a fraction representing the number of months lapsed in the three-year vesting cycle. Further, if the Board of Directors declares a qualifying change in control event, all options will be deemed to have stock appreciation rights attached. In some cases, such severance payments are increased to compensate for any excise taxes resulting from the payment and any other benefits extended based upon the change in control.

               If a covered employee's employment ends after a change in control because of death, disability or for cause, or if the employee voluntarily terminates employment, other than as provided in the severance policy, the employee will get no special severance benefits.

Security Ownership of Certain Beneficial Owners and Management

               The following shareholders are beneficial owners of more than five percent (5%) of the shares of Common Stock as of _________ ___, 1998. The Company has no other class of equity security outstanding:

               The following table sets forth information as to the only persons known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock:

                                                      Amount and Nature of
Name and Address of Beneficial Owner                  Beneficial Ownership         Percentage of Class
---------------------------------------------         ----------------------       -------------------
Scudder Kemper Investments, Inc.
Two International Place
Boston, MA  02110-4103                                    4,579,317  (1)                  _____%
McKay-Shields Financial Corporation
Investment Advisors
9 West 57th Street
New York, New York  10019                                 4,349,380  (2)                  _____%
The Capital Group Companies, Inc
333 South Hope Street
Los Angeles, California 90071                             3,582,400  (3)                  _____%


------------
(1) Scudder Kemper Investments, Inc., has sole voting power with respect to
    969,650 shares, shares voting power with respect to 3,358,544, sole dispositive power with respect to 4,549,973 and shares dispositive power with respect to 29,344 shares as reported on Schedule 13G filed with the
    Securities and Exchange Commission on February 12, 1998.

(2) McKay-Shields Financial Corporation, Investment Advisors, has shared voting and shared dispositive power with respect to 4,349,380 shares as reported on Schedule 13F filed with the Securities and Exchange Commission on February 13, 1998.

(3) The Capital Group Companies, Inc., through its wholly-owned subsidiaries, including Capital Research and Management Company (acting as investment advisor), has sole voting power with respect to 491,400 shares and sole dispositive power with respect to 3,582,400 as reported on Schedule 13G filed with the Securities and Exchange Commission on February 10, 1998.


               The following table sets forth information with respect to beneficial ownership as of __________ ___, 1998 by the Company's current directors, the Company's "named executive officers" for 1997 fiscal year, the Company's chief executive officer, the Company's "named executive officers" for the 1998 fiscal year and by all directors and current executive officers as a group, together with the percentage of the outstanding shares of Common Stock which such ownership represents. Unless otherwise indicated, the beneficial ownership consists of sole voting and investment power with respect to the shares indicated, except to the extent that authority is shared by spouses under applicable law.

                                 Number of Shares of
                                    Common Stock          Percentage of
Name                             Beneficially Owned           Class
----------------------------     -------------------      -------------
John F. Creamer, Jr.........         21,750 shares
Richard E. Dauch............          1,142 shares              *
Milton P. DeVane............         13,600 shares              *
John E. Echlin, Jr.(1)......        634,392 shares            1.00%
Donald C. Jensen(2).........          9,050 shares              *
Trevor O. Jones(3)..........        118,350 shares              *
Jon P. Leckerling(4)........         34,589 shares              *
Milton J. Makoski(5)........         41,395 shares              *
Larry W. McCurdy(6).........        108,000 shares              *
William P. Nusbaum..........          3,000 shares              *
Joseph A. Onorato(7)........         40,880 shares              *
Jerome G. Rivard............          6,800 shares              *
Edward D. Toole(8)..........         27,264 shares              *

------------
*  Less than 1 percent of class.

(1) Includes 125,200 shares held in an irrevocable charitable foundation of which Mr. Echlin is a trustee with shared voting rights over such shares and 61,907 shares owned by Mrs. John E. Echlin, Jr.

(2) Shares held indirectly by the Donald C. Jensen Revocable Living Trust dated September 6, 1990.

(3) Includes 100,000 shares exercisable within 60 days of ________, 1998 under the Echlin Inc. 1992 Executive Stock Option Plan.

(4) Includes 29,029 shares either exercisable currently or within 60 days of _______, 1998 under the Echlin Inc. 1992 Executive Stock Option Plan or credited to Mr. Leckerling's account in the Echlin Incentive Savings and Investment Plan as of August 31, 1997.

(5) Includes 35,045 shares either exercisable currently or within 60 days of ________, 1998 under the Echlin Inc. 1992 Executive Stock Option Plan or credited to Mr. Makoski's account in the Echlin Incentive Savings and Investment Plan as of August 31, 1997.

(6) Includes 100,000 shares either exercisable currently or within 60 days of _______, 1998 under the Echlin Inc., 1992 Executive Stock Option Plan.

(7) Includes 32,780 shares either exercisable currently or within 60 days of _______, 1998 under the Echlin Inc. 1992 Executive Stock Option Plan or credited to Mr. Onorato's account in the Echlin Incentive Savings and Investment Plan as of August 31, 1997.

(8) Includes 22,914 shares either exercisable currently or within 60 days of _______, 1998 under the Echlin Inc. 1992 Executive Stock Option Plan or credited to Mr. Toole's account in the Echlin Incentive Savings and Investment Plan as of August 31, 1997.


Committees and Meetings of the Board of Directors

               During the fiscal year ended August 31, 1997, there were ten meetings of the Board of Directors (four of which were telephone meetings). Each director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all Committees of the Board on which the director served.

               The Board of Directors has established the following committees with responsibilities as described:

               The Executive Committee may exercise all powers that the Board of Directors possesses except those powers delineated in the By-Laws including the power to change the Certificate of Incorporation or By-Laws and the power to declare any dividend or other distribution with respect to the stock of the Company. During the fiscal year, seven meetings of the Executive Committee were held. Messrs. Jones (Chairman), Creamer, DeVane, Echlin, Jensen and McCurdy are members of this Committee.

               The Audit Committee reviews the accounting policies and procedures of the Company and the performance of the internal audit staff, monitors compliance with such policies and procedures and makes recommendations thereon to the full Board. The Audit Committee meets with the Company's independent accountants and reviews and approves in advance the scope of the annual audit and other audits and the type and scope of each non-audit professional service rendered by the Company's independent accountants. The Committee also considers the possible effect that rendering such services might have on the independence of such accountants. The Committee recommends to the Board the appointment of independent accountants for ratification by the shareholders at the Annual Meeting. During the fiscal year, five meetings of the Audit Committee were held. Messrs. Jensen (Chairman), Dauch, DeVane, Echlin and Gustafson are members of this Committee.

               The Compensation and Management Development Committee reviews and approves the Company's basic compensation philosophy covering executive officers and senior management employees as well as the competitiveness of the Company's total compensation practices. The Committee reviews and recommends to the Board the compensation package and employee benefits of the President and Chief Executive Officer and any other officers who are also directors. It also reviews and approves base salaries and short-term incentive awards of officers and key management executives, sets performance measures for the Echlin Inc. Performance Unit Plan (see page 16) and makes recommendations to the Board with respect to the granting of options under the Echlin Inc. 1992 Executive Stock Option Plan. This Committee also reviews and reports to the Board on the status of the Company's organization and succession plans for all key executive positions and the continuity for such positions. During the fiscal year, seven meetings of the Compensation and Management Development Committee were held. Messrs. Jensen (Chairman) and DeVane are members of this Committee.

               The Corporate Governance Committee advises and makes recommendations to the Board on all matters concerning directorships and corporate governance practices, including the structure and membership of all committees of the Board, compensation of directors and the review and recommendation of candidates for election as directors. The Committee will consider shareholder nominations for director sent in accordance with the procedures set forth in the By-Laws to the Corporate Governance Committee, c/o Jon P. Leckerling, Secretary, Echlin Inc., 100 Double Beach Road, Branford, Connecticut 06405. The Committee also reviews and makes recommendations to the Board concerning succession planning for the positions of Chairman of the Board and President and Chief Executive Officer. During the fiscal year, four meetings of the Corporate Governance Committee were held. Messrs. DeVane (Chairman), Creamer, Echlin and Jensen are members of this Committee.

               The Finance Committee reviews periodically the capital structure, financing, dividend and risk management strategies of the Company. The Committee also monitors the performance of management's Investment Advisory Committee and Benefits Committee as to the management and administration of the Company's various defined benefit and defined contribution retirement plans. During the fiscal year, two meetings of the Finance Committee were held. Messrs. Echlin (Chairman) and Nusbaum are members of this Committee.

               The Board established three advisory committees which were discontinued as Board committees as of December 31, 1997. The Scientific Advisory Committee reviewed production and research activities of the various units of the Company and reported on scientific and technological developments with potential impact on the Company's operations. During the fiscal year, four meetings of the Scientific Advisory Committee were held. Phillip S. Myers (Chairman), who has retired as a director as of the Annual Meeting of Stockholders, and Mr. Rivard were members of this Committee. The Asian Development Advisory Council was a Committee of the Board with membership comprised of experienced business executives who had conducted business over a period of years within various countries in the Asian region, and which assisted and advised corporate and Asian-based management and the Board on the conduct and expansion of the Company's business in Asia. During the fiscal year, the Council had one meeting. Dr. Myers served as Chairman of this Council. The European Advisory Council was comprised of experienced automotive industry executives from various countries within the region and assisted and advised corporate and European-based management and the Board on developments and strategic opportunities in Europe. During the fiscal year, the Council had two meetings. Mr. Jones served as Chairman of this Council.

Compensation of Directors

               The annual retainer paid to outside directors is $25,000. Mr. Jones, as Non-Executive Chairman of the Board, received a monthly retainer of $30,000 and for service as Non-Executive Vice-Chairman of the Board receives a retainer of $25,000 per month for Fiscal Year 1998, in lieu of all other Board and Committee fees and retainers. Mr. Creamer served as Non-Executive Vice Chairman of the Board until December 31, 1997, received a special retainer of $57,777 for Board service from February 20, 1997 through June 30, 1997 and thereafter received Board fees and retainers at twice the normal rate for service as Vice Chairman which ended December 31, 1997. The fee for attendance at each meeting of the Board is $1,200 and $800 is payable for participation in telephone meetings. The standard fee for attendance at each Committee meeting, other than the European Advisory Council and the Asian Development Advisory Council, is $1,000. Chairmen of each Committee, other than the European Advisory Council and the Asian Development Advisory Council are paid an annual retainer of $6,000 and a per meeting fee of $2,000. Scientific Advisory Committee members received a $3,000 annual retainer. European Advisory Council and Asian Development Advisory Council members received an annual retainer of $24,000 and each Council's Chairman received a $36,000 annual retainer.

               Under the 1996 Non-Executive Director Stock Option Plan, directors who are not employees of the Company, annually receive 2,000 options for Board service, 500 options for service as a Board committee chairman, 1,000 options for service on the Executive Committee, 4,000 options for service as Vice Chairman of the Board and 8,000 options for service as Chairman of the Board. The Board also established Non-Executive Director Stock Ownership Guidelines on June 18, 1997 which require outside directors to own Common
Stock equal in value to four times the annual retainer. These guidelines are phased in over three years for then current directors and five years for new directors. Options held under the 1996 Non-Executive Director Stock Option
Plan do not count as shares held under the guidelines.

               Mr. Creamer is President of Distribution Marketing Services, Inc. Distribution Marketing Services, Inc. provides advice regarding distribution and marketing strategies to various subsidiaries of the Company at a cost in Fiscal Year 1997 of $108,200.

               Dr. Myers provides consulting services to the Company in regard to existing and new technologies within the automotive industry. He was paid a total of $4,289 in Fiscal Year 1997 for these services.

               Mr. Rivard is President of Global Technology and Business Development. Global Technology and Business Development provides consulting services to the Company in regard to patented technologies and business opportunities and was paid a total of $51,581 in Fiscal Year 1997 for these services.

               Mr. DeVane is a former partner in the law firm of Tyler Cooper & Alcorn. Tyler Cooper & Alcorn has been retained by the Company on various legal matters and it is expected that this relationship will continue. Legal fees paid under this arrangement did not exceed five percent of the gross revenues of Tyler Cooper & Alcorn.

Certain Transactions

               In September, 1996, the Company purchased Long Manufacturing Ltd. ("Long") for approximately $173,000,000 from Long's shareholders. Mr. Nusbaum was the principal shareholder of Long, controlling some 40 percent of the shares acquired by the Company. The Company has made a claim for adjustment of the purchase price by approximately $2,000,000 against an escrow provided by the selling shareholders in connection with certain contingencies. Mr. Nusbaum is currently a director of the Company.

               As of ________, 1998, the directors and twelve executive officers of the Company (including the Named Executive Officers other than Mr. Mancheski, who is neither a director nor executive officer of the Company) as a group owned beneficially 1,161,089 shares of Common Stock or ______ percent thereof. Such shares include 441,075 shares either exercisable currently or within 60 days of _______________, 1998 under the Echlin Inc. 1992 Executive Stock Option Plan and the Echlin Inc. 1996 Non-Executive Director Stock Option Plan or, with respect to officers of the Company, held in their respective accounts in the Echlin Incentive Savings and Investment Plan as of _________________, 1998.

Section 16(a) Beneficial Ownership Reporting Compliance

               Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than ten percent of Echlin's common stock to file initial stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. SEC regulations require that the Company be furnished with a copy of these reports. Based on its review of these reports and on written representations from the reporting persons that no other reports were required, the Company believes that all applicable Section 16(a) reporting requirements have been met.

Compensation Committee Interlocks And Insider Participation

     The members of the Compensation and Management Development Committee during Fiscal Year 1997 were Donald C. Jensen (Chairman), Milton P. DeVane and Trevor O. Jones until his election as Chairman and Interim Chief Executive Officer in February, 1997. All Committee members are outside directors and no Committee member has ever been an officer or employee of the Company or any of its subsidiaries.

Summary Compensation Table

     The following table summarizes the annual and long-term compensation for services to the Company for Fiscal Years 1997, 1996 and 1995 paid to the executives serving as Chief Executive Officer during Fiscal Year 1997 and to each of the four other most highly compensated officers of the Company at August 31, 1997 (such officers being referred to as the "Named Executive Officers").

                        SUMMARY COMPENSATION TABLE

                                                                                                   Long-Term Compensation
                                                                                       --------------------------------------------
                                              Annual Compensation                          Awards          Payouts
                              -----------------------------------------------------    --------------    -----------
                                                                                                          Long-Term
                                                                                                          Incentive
                                                                      Other Annual        Securities        Plan        All Other
                                                         Bonus        Compensation        Underlying       Payouts     Compensation
Name and Principal Position   Year       Salary ($)      (A)($)           (B)($)        Options(#)(C)      (S)(D)        (E)($)
-----------------------------------------------------------------------------------------------------------------------------------
L.W. McCurdy (*)...........   1997        283,330        300,000      3,200,000 (1)        100,000               0            0
   President and Chief
      Executive Officer

T.O. Jones (**)............   1997        869,900 (2)          0        110,850 (3)              0               0
   Chairman and Interim
      Chief Executive
      Officer

F.J. Mancheski (***).......   1997        360,577              0                            12,975               0      248,600 (4)
   Chairman and Chief         1996        700,000        264,000          1,446 (5)         50,000         788,163          900
      Executive Officer       1995        625,000        600,000                            57,000       1,702,575        2,610
      (retired)

J.P. Leckerling............   1997        202,500         58,300                             1,700               0        1,146
   Executive Vice President   1996        172,500         34,700            131 (5)          3,000          72,443        1,445
      Administration,         1995        164,000         65,000                             6,300         192,465        2,612
      General Counsel and
      Corporate Secretary

J.A. Onorato...............   1997        184,000         53,700                             1,775               0        1,148
   Vice President and         1996        152,500         37,200                             3,000          72,443        1,538
      Chief Financial         1995        145,000         65,000                             6,300         192,465        2,610
      Officer

M.J. Makoski...............   1997        178,000         38,200                             1,700               0        1,046
   Vice President--Human      1996        164,100         34,700                             3,000          79,770        1,445
      Resources               1995        157,000         65,000                             6,300         211,995        2,612

E.D. Toole.................   1997        158,200         32,300                             1,250               0          938
   Vice President,            1996        150,700         32,700                             1,400          47,282        1,608
      Associate General       1995        143,500         39,200                             2,050         131,040        2,624
      Counsel and Assistant
      Secretary


-------------------
*    Mr. McCurdy was elected President and Chief Executive Officer on March 7, 1997.

**   Mr. Jones was elected Chairman and Interim Chief Executive Officer on February 20, 1997.
     He became Non-Executive Chairman upon the election of Mr. McCurdy as President and Chief Executive Officer.

***  Mr. Mancheski retired as Chairman and Chief Executive Officer on February 20, 1997.

(A) Annual bonuses received under the Company's Executive Bonus Plan are reported in the year earned, although paid in the subsequent year.

(B) Except as noted, no amounts of "Other Annual Compensation" were paid to each Named Executive Officer, except for perquisites and other personal benefits, securities or properties which for each executive officer did not exceed the lesser of $50,000 or 10% of such individual's salary plus bonus.

(C) Options may have stock appreciation rights attached in accordance with the provisions of the Change in Control Severance Policy described below (see page 19).

(D) Long-term incentive payouts received for three-year performance periods under the Company's Performance Unit Plan are reported in the last year of the performance period during which they were earned, although paid in the subsequent year. Performance unit payouts may be accelerated in accordance with the provisions with the Change in Control Severance Policy described below (see page 19).

(E) Except as noted, the Company contribution under the Echlin Inc. Incentive and Savings Investment Plan (a qualified salary deferral plan under Section
     401(k) of the Internal Revenue Code).

(1) Includes amount awarded to Mr. McCurdy to replace unvested long-term compensation benefits forfeited with his prior employer when he joined the Company as President and Chief Executive Officer in March, 1997 which was deferred by Mr. McCurdy under the Company's 1976 Deferred Compensation Plan until the year 2001 and thereafter and $200,000 paid in lieu of Mr.
     McCurdy's participation in the Performance Unit Plan during Fiscal Year
     1997.

(2) Includes $179,900 in Board fees earned by Mr. Jones from September 1, 1996 through February 20, 1997; $630,000 in Chairman and Interim Chief Executive
     Officer's fees paid February 20, 1997 through June 30, 1997; and $60,000
     Non-Executive Chairman's fees paid July 1, 1997 through August 31, 1997.

(3)  Includes 100,000 options granted in March, 1997 under the Echlin Inc. 1992
     Executive Stock Option Plan when Mr. Jones became Chairman of the Board and
     Interim Chief Executive Officer and 10,850 options granted in December,
     1996 under the 1996 Non- Executive Director Stock Option Plan.

(4)  Includes $247,000 paid to Mr. Mancheski under the Supplemental Executive
     Retirement Plan and the Supplemental Senior Executive Retirement Plan.

(5) Under the Company's 1976 Deferred Compensation Plan, as amended, directors can defer up to 100 percent of their directors' fees and designated officers and key executives can defer up to 25 percent of their salary and bonus and up to 100 percent of their performance unit plan award payment each year. Interest is accrued on deferred accounts at the greater of the average rate of interest paid by the Company on its commercial paper borrowings or the Company's return on assets. The amount shown is the interest accrued on deferred compensation accounts equal to the Company's return on assets but in excess of 120 percent of the Federal long-term interest rate on December 31, 1995 (5.982 percent).


Option/SAR Grants in Fiscal Year 1997

     Shown below is further information on grants of stock options pursuant to the Company's 1992 Executive Stock Option Plan, and in the case of Mr. Jones, options granted under the Echlin Inc. 1996 Non-Executive Director Stock Option Plan during the fiscal year ended August 31, 1997 to the Named Executive Officers. Such grants are reflected in the Summary Compensation Table.

Option/SAR Grants in FY 1997 and FY 1997 Grant Date Value


                                                      Individual Grants                                   Grant Date Value
                                    --------------------------------------------------------    -----------------------------------
                                                                                                                       Grant Date
                                                                                                                      (December 18
                                                                                                                     1996, March 7,
                                                                                                                        1997 and
                                                           % of Total                                                 December 20,
                                                        Options Granted                                                   1996)
                                    Options-Granted     to Employees in       Exercise Price     Expiration Date     Present Value
Name                                     (#)(A)           Fiscal Year            ($/SH)(B)             (C)               ($)(D)
---------------------------------   ---------------     ---------------      ---------------     ---------------     --------------
Larry W. McCurdy.................        100,000             29.2453             34.8750              3/07/07          1,100,000
Trevor O. Jones..................         10,850*             3.1731             31.1250             12/20/06            108,066
                                         100,000             29.2453             34.8750              3/07/07          1,100,000
Frederick J. Mancheski...........         12,975              3.7645             30.7500             12/18/06            127,674
Jon P. Leckerling................          1,700              0.4971             30.7500             12/18/06             16,728
Milton J. Makoski................          1,700              0.4971             30.7500             12/18/06             16,728
Joseph A. Onorato................          1,775              0.5191             30.7500             12/18/06             17,466
Edward D. Toole..................          1,250              0.3655             30.7500             12/18/06             12,300

-------------------
*    1996 Non-Executive Director Stock Option Plan.

(A)  No stock appreciation rights ("SAR") were granted in Fiscal Year 1997.

(B) The exercise price is based on the fair market value of the Company's common stock on the date of the grant of the option.

(C) Options may be exercised during a period that begins one year after the date of grant and ends ten years after the date of the grant of the option.

(D)  Valuation based on Black-Scholes option pricing model. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The actual value, if any, a Named
     Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised so that there is no assurance the value realized by a Named Executive Officer will be at or near the value estimated by the Black-Scholes model. The value calculations for the options listed above are based on the following assumptions for the December 18, 1996 and December 20, 1996 stock option grants: interest rate of 6.3%; annual dividend yield of 2.6%; and volatility as measured by the standard deviation of .212. For the
     March 7, 1997 stock option grant, the assumptions were: interest rate of 6.42%; annual dividend yield of 2.6% and volatility as measured by the standard deviation of .207.

Aggregate Option Exercises in Fiscal Year 1997 and Fiscal Year-End Option
Value

     Shown below is information with respect to options exercised by the Named Executive Officers during Fiscal Year 1997 and unexercised options to purchase the Company's Common Stock granted in Fiscal Year 1997 and prior years under the Echlin Inc. 1992 Executive Stock Option Plan to the Named Executive Officers and held by them as of August 31, 1997.


Aggregated Option/SAR Exercises in FY 1997 and FY 1997 Year End Option/SAR
Values



                                                                                                           Value of Unexercised
                                                                                  Value of Unexercised    in-the-money Options at
                                                                                 Options at FY End (#)        FY End ($) (B)
                                      Shares Acquired on         Value               Exercisable/              Exercisable/
Name                                     Exercise(#)         Realized ($)(A)        Unexercisable             Unexercisable
-------------------------------       ------------------     ---------------    -----------------------   -----------------------
Larry W. McCurdy...............                    0                   0                 0/100,000                   0/218,750
Trevor O. Jones................                    0                   0                 0/110,850                   0/283,171
Frederick J. Mancheski.........               23,175             312,862          523,465/  12,975          9,009,710/  81,904
Jon P. Leckerling..............                1,425              29,450           27,700/   1,700            338,612/  10,731
Milton J. Makoski..............                1,375              18,562           34,720/   1,700            491,270/  10,731
Joseph A. Onorato..............                1,625              21,734           31,140/   1,775            426,027/  11,204
Edward D. Toole................                4,350              66,815           21,045/   1,250           345,321/    7,890


-------------------
(A)  The Value Realized is ordinary income, before taxes, and represents the amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price.

(B)  Represents the fair market value as of August 29, 1997 ($37.0625 per share closing stock price) of the option shares less the exercise price of the options.

Performance Unit Plan

               The Company sponsors a long-term incentive plan known as the Performance Unit Plan for certain key employees of the Company, including the Named Executive Officers other than Mr. Jones, whose responsibilities and job performance can have an impact upon the growth and performance of the Company. At the beginning of each fiscal year, the Compensation and Management Development Committee of the Board, no member of which is a participant under the plan, may award performance units for a forward three-year cycle period to eligible employees.

               The target value for each participant is based on a percentage of benchmark total compensation of executives with similar positions and responsibilities at the Market Median Group. The targeted percentage of total compensation attributable to performance units for the Named Executive Officers varied for Fiscal Year 1997 from 56 percent for Mr. Mancheski, who was serving as Chief Executive Officer at the time of the grant, to 30 percent for Mr. Toole. The actual number of performance units awarded depends on the then current performance rating for the individual and his or her business unit and a target compounded, annual growth rate in earnings per share over the three-year cycle as established by the Compensation and Management Development Committee. The value of each unit will equal the actual earnings per share of the Company's Common Stock over the three-year performance period multiplied by a factor based upon the compounded annual growth rate in earnings per share over such three-year period. The value of each unit will be zero if the actual compounded earnings per share growth rate over the three-year period is less than one-half the targeted growth rate and will be increased by a factor of two if the targeted growth rate is exceeded by 50 percent. The value of a performance unit cannot be determined and does not vest in the participant until the end of the three-year period following the fiscal year in which the performance unit was granted, when the actual earnings per share and compound growth rate can be computed.

     The following table shows estimated future threshold, target and maximum payouts for performance unit awards made during Fiscal Year 1997.

Long-term Incentive Plans--Fiscal 1997 Awards

                                                        Performance
                                                        Period Until
                                          Number       Maturation or
Name                                    of Units (#)     Payout (A)    Threshold($)(B)       Target($)(C)   Maximum($)(D)
---------------------------------       ------------   -------------   ---------------       ------------   -------------
Larry W. McCurdy.................               0
Trevor O. Jones..................               0
Frederick J. Mancheski...........          44,750        8/31/99           13,276*            60,189*           136,786*
Jon P. Leckerling................           5,825        8/31/99           10,369             47,008            106,831
Milton J. Makoski................           5,825        8/31/99           10,369             47,008            106,831
Joseph A. Onorato................           6,100        8/31/99           10,858             49,227            111,874
Edward D. Toole..................           4,300        8/31/99            7,654             34,701             78,862
All Executive Officers as a
   group (12) including those
   above.........................          86,325        8/31/99           87,279            395,697            899,271
All employees who are not
   Executive Officers, as a
   group.........................         526,100        8/31/99          870,078          3,944,682          8,964,744

----------
*    Mr. Mancheski, having retired after only six months of the thirty-six month long-term incentive cycle, is only eligible for one-sixth of the future payout. The reduced estimated future payout is, therefore, shown.

(A) Performance Unit payouts may be accelerated as a result of a change in control and the value of such units would then be determined in accordance with the provisions of the Change in Control Severance Policy described below.

(B)  The threshold amount will be earned if 50 percent of the target compounded growth rate of earnings per share over the three year cycle is achieved.

(C) The target amount will be earned if 100 percent of the target compounded growth rate of earnings per share over the three year cycle is achieved.

(D) The maximum amount will be earned if 150 percent of the target compounded growth rate of earnings per share over the three year cycle is achieved.

Pension Plans

               The Company maintains a noncontributory Pension Plan for Echlin Employees (the "Plan") which includes, among the participants, the Named Executive Officers of the Company other than Mr. Jones. A director who is not also an employee is ineligible to participate. The Plan provides that a participant who retires with 30 years of service will receive a pension of 26 percent of final average earnings up to the Average Social Security Covered Compensation plus 44 percent of final average earnings in excess of such Average Social Security Compensation. Final average earnings is based upon cash compensation (comprised of base salary and annual bonus) computed as of the highest five consecutive calendar years of the participant's final ten calendar years of service preceding his or her termination date. Normal retirement occurs at the later of age 65 or completion of five years of service. Participants vest in pension benefits after five years of service or, if the Board of Directors declares a qualifying change in control event (as defined below under the Change In Control Severance Policy), on the date of a change in control of Echlin.
In addition, employees receiving lump sum payments under the Change In Control Severance Policy receive credit for years of service equivalent to the period of time associated with their lump sum payment. The Company has also put into effect two supplemental executive retirement plans. The Code limits both the annual pension which may be paid by an employer from plans which are qualified under the Code for federal income tax purposes and the maximum amount of earnings utilized to compute benefits under such plans. The Supplemental Executive Retirement Plan ("SERP") was established by the Board of Directors to provide designated executive employees with the benefits they would have received under the Pension Plan for Echlin. Employees but for the limitations imposed by the Code. All Named Executive Officers other than Mr. Jones participate under the SERP. The second plan, the Supplemental Senior Executive Retirement Plan ("SSERP"), was established by the Board of Directors to provide designated senior executive employees with a benefit increasing the Plan benefit from 44 percent of final average earnings in excess of the Average Social Security Covered Compensation to 60 percent of such final average earnings. Mr. Mancheski is currently the only participant under the SSERP.

               The following illustrative table provides the total annual pension benefits under various years of credited service assuming retirement in 1997 at age 65.

     Illustrative total annual benefits from both the Echlin Inc. Pension Plan and the SERP:


                                                                               Years of Service at Age 65
                                                                 ------------------------------------------------------
Final Average Earnings                                               15             20              30             40
----------------------------------------------------------       --------       --------        --------       --------
$     100,000.............................................         19,363         25,817          32,271         38,725
      200,000.............................................         41,363         55,150          68,938         82,725
      400,000.............................................         85,363        113,817         142,271        170,725
      600,000.............................................        129,363        172,484         215,604        258,725
      800,000.............................................        173,363        231,150         298,938        346,725
    1,000,000.............................................        217,363        289,817         362,271        434,725
    1,200,000.............................................        261,363        348,484         435,604        522,725

               The current covered five-year compensation average and the current years of credited service for the Named Executive Officers are as follows: Larry W. McCurdy, (not yet eligible) $0.00 and 1 year; Jon P. Leckerling, $212,580 and 7 years; Milton J. Makoski, $206,907 and 11 years; Joseph A. Onorato, $193,660 and 16 years; Edward D. Toole, $180,577 and 11 years and Frederick J. Mancheski, $1,041,633 and 34 years. Mr. Jones is not a participant under any of the Company's pension or retirement plans. In addition to the benefit shown in the table above, Mr. Mancheski's annual benefit from the SSERP is $164,080.

               The Company has also authorized the establishment of a grantor trust with a trust company for the purpose of paying amounts due under the 1976 Deferred Compensation Plan and the SERP and SSERP described above.

Deadline for Submission of Shareholder Proposals

     Proposals of shareholders intended to be presented at the next Annual Meeting must be received by the Secretary, Echlin Inc., 100 Double Beach Road, Branford, Connecticut 06405 no later than July 17, 1998.



                                         The Board of Directors

                                         By: /s/ Jon P. Leckerling
                                             ---------------------------
                                             Name:  Jon P. Leckerling
                                             Title: Senior Vice President
                                                    and Corporate Secretary

Date: February 24, 1998


                      PRELIMINARY COPY -- NOT FOR USE
               NO GREEN REVOCATION CARD WILL ACCOMPANY THESE
             MATERIALS UNTIL DEFINITIVE SOLICITATION MATERIALS
              ARE DISTRIBUTED TO SHAREHOLDERS OF THE COMPANY.



                                ECHLIN INC
                  REVOCATION CARD SOLICITED ON BEHALF OF
                     BOARD OF DIRECTORS OF ECHLIN INC.
             IN OPPOSITION TO THE SPX SOLICITATION OF DEMANDS
                         TO HOLD A SPECIAL MEETING

     The undersigned shareholder, acting with regard to all shares of common stock, par value $1.00 per share, of Echlin Inc entitled to vote and held by the undersigned, hereby REVOKES any previously executed demand requesting the demand for a special meeting of shareholders (the "Special Meeting") described in the Demand Solicitation of SPX Corporation and hereby confirms that the undersigned has the power to deliver a revocation of demand for the number of shares represented hereby.

     The Board of Directors of Echlin Inc. unanimously recommends that you sign, date and deliver this GREEN revocation card as promptly as possible by mail (using the postage-paid envelope provided), whether or not you have previously executed any Demand (including any Gold demand card). There will be no meeting at which to revoke any Demand, and accordingly you must act quickly.

     Please sign this revocation card exactly as your name appears hereon. If signing as Attorney, Administrator, Executor, Guardian, or Trustee, please give title as such. If a Corporation, this signature should be that of an Authorized Officer who should state his or her title. If a Partnership, sign in Partnership name by authorized person. If your shares are held jointly, this revocation card should be signed by one or both of the joint owners. Signed but unmarked revocations will be deemed to revoke all previously given demands for the number of shares represented hereby by the Undersigned.


SIGNATURE                        ______________________

Title(s) (if applicable)         ______________________


SIGNATURE (IF HELD JOINTLY)      ______________________

Dated: ____________, 1998



                                SCHEDULE A
                    INFORMATION REGARDING PARTICIPANTS
                      IN THE REVOCATION SOLICITATION

     Set forth in the tables below are the present principal occupation or employment, and the name, principal business and address of any corporation or organization in which such employment is carried on, for (1) each of the directors and executive officers of Echlin Inc. and (2) certain employees and other representatives of Echlin Inc. who may also solicit Revocations from the shareholders of the Company. The principal business address of Echlin Inc. is 100 Double Beach Road, Branford Connecticut 06405. Unless otherwise indicated, the principal business address for each individual listed below is the address of Echlin Inc. Except as otherwise provided in this Revocation Solicitation Statement (including the Schedules hereto), none of the participants in this Solicitation, (i) directly or indirectly owns any Shares or any other securities of the Company, (ii) was in the past ten years convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), (iii) is, or was within the past year a party to any contracts, arrangements or understandings with any person with respect to any securities of the Company, including but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding or proxies.

Directors of Echlin Inc.

                  Name                     Director        Business Activities Since September 1, 1992
                  ----                     --------        -------------------------------------------
John F. Creamer, Jr (Age 67).............    1986          President and sole shareholder of Distribution
                                                           Marketing Services, Inc., Stamford, Connecticut
                                                           (marketing consultants to the
                                                           automotive aftermarket);
                                                           President, Automotive Warehouse
                                                           Distributors Association-- AWDA
                                                           (automotive aftermarket parts
                                                           trade association) (1994 to present);
                                                           Director, R&B Inc. (automotive fasteners
                                                           supplier); Bonded Motors, Inc.
                                                           (automotive engine rebuilders), HiLite
                                                           Industries Inc. (automotive electro
                                                           magnetic clutches and stampings); Vice
                                                           Chairman of the Board (through December 31,
                                                           1997); member of the Executive and
                                                           Corporate Governance Committees of the
                                                           Board.

Richard E. Dauch (Age 55)................    1997          Chairman, President and Chief Executive Officer,
                                                           American Axle & Manufacturing, Inc., Detroit,
                                                           Michigan (manufacturer of automotive driveline
                                                           systems, chassis components and forged products) (1994
                                                           to present); Private Investor (1992-1993); member of the
                                                           Executive and Corporate Governance Committees of the
                                                           Board.

Milton P. DeVane (Age 68)................    1965          Retired; former partner, Tyler Cooper & Alcorn, LLP,
                                                           New Haven, Connecticut (law firm); Chairman of the
                                                           Corporate Governance Committee and member of the
                                                           Audit, Compensation and Management Development
                                                           and Executive Committees of the Board.

John E. Echlin, Jr. (Age 62).............    1964          Retired; former Account Executive, PaineWebber,
                                                           Guilford, Connecticut (1983-1989); Chairman of the
                                                           Finance Committee and member of the Audit, Corporate
                                                           Governance and Executive Committees of the Board.

Donald C. Jensen (Age 62)................    1991          Retired; former Vice Chairman of Ernst & Young
                                                           (international accounting and management consulting
                                                           firm) (1981-1990); Chairman of the Audit
                                                           and the Compensation and Management
                                                           Development Committees and member
                                                           of the corporate Governance and Executive Committees
                                                           of the Board.

Trevor O. Jones (Age 67).................    1991          Chairman and Chief Executive Officer, International
                                                           Development Corporation (management consulting
                                                           firm); retired Chairman of the Board, President and
                                                           Chief Executive Officer, Libbey-Owens Ford Co. (1987-
                                                           1994); Non-Executive Chairman of the Board; Vice
                                                           Chairman of the Board (until February 20, 1997);
                                                           Chairman of the Board and Interim Chief Executive
                                                           Officer (until March 7, 1997); Chairman of the
                                                           Executive Committee, Chairman of the Compensation
                                                           and Management Development Committee (until
                                                           February 20, 1997) and Chairman of the European
                                                           Advisory Council of the Board.

Larry W. McCurdy (Age 62)................    1997          President and Chief Executive Officer (since March 7,
                                                           1997); former Executive Vice President-Operations,
                                                           Cooper Industries, Inc. (automotive products
                                                           manufacturer) (1994-1997); former President and Chief
                                                           Executive Officer, Moog Automotive, Inc. (automotive
                                                           products manufacturer) (1985-1994); Director, Breed
                                                           Technologies, Inc. (automotive safety systems
                                                           manufacturer), Lear Corporation (automotive interiors
                                                           manufacturer), Mohawk Industries Inc. (broadloom
                                                           carpet manufacturer).

William P. Nusbaum (Age 52)..............    1996          Principal, Tricap Investors, Inc. (an investment
                                                           partnership); former President, Long Manufacturing
                                                           Ltd., a subsidiary of the Company; former President and
                                                           Chief Executive Officer of Long Manufacturing Ltd.
                                                           (1983-1996) (manufacturer of automotive fluid coolers);
                                                           member of the Finance Committee of the Board.

Jerome G. Rivard (Age 64)................    1991          President, Global Technology and Business
                                                           Development, Inc. (technology and manufacturing
                                                           consultants) (1988 to present); former Vice President
                                                           and Group Executive, Bendix Electronics division of
                                                           Allied-Signal Inc., (1986-1988); member of the
                                                           Scientific Advisory Committee of the Board.



Executive Officers of Echlin Inc.


                   Name                        Age       Business Activities since September 1, 1992
                   ----                        ---       -------------------------------------------
Larry W. McCurdy............................    62       President and Chief Executive Officer since 1997;
President and Chief Executive Officer                    Executive Vice President - Operations, Cooper Industries,
                                                         Inc. from 1994-1997; President and Chief Executive
                                                         Officer, Moog Automotive, Inc. from 1985-1994

Jon P. Leckerling...........................    49       Executive Vice President, General Counsel and Company
Executive Vice President, General Counsel                Secretary since 1997; Vice President, General Counsel
   and Corporate Secretary                               and Corporate Secretary from 1990-1997

Joseph A. Onorato...........................    48       Senior Vice President and Chief Financial Officer since
Senior Vice President and Chief Financial                1997; Vice President and Treasurer from 1994-1997;
   Officer                                               Treasurer from 1990-1994

Kenneth T. Flynn Jr.........................    48       Vice President and Corporate Controller since 1997;
Vice President and Corporate Controller                  Assistant Corporate Controller from 1985-1997

Milton J. Makoski...........................    51       Senior Vice President, Human Resources, since 1997;
Senior Vice President-Human Resources                    Vice President - Human Resources since 1986

Paul R. Ryder...............................    47       Vice President, Investor Relations, since 1997; Director -
Vice President-Investor Relations                        Investor Relations from 1984-1997.

Edward C. Shalagan..........................    45       Treasurer since 1997; Assistant Treasurer from 1988-1997
Treasurer

Robert F. Tobey.............................    52       Senior Vice President - Corporate Development, since
Senior Vice President-Corporate                          1997; Various managerial positions within Echlin's
Development                                              International Group from 1991 to 1997

Edward D. Toole Jr..........................    67       Vice President, Associate General Counsel and Assistant
Vice President, Associate General Counsel                Secretary since 1997; Associate General Counsel and
and Assistant Secretary                                  Assistant Secretary since 1990

Thomas P. Marchese..........................    54       Assistant Vice President - Corporate Development, since
Assistant Vice President-Corporate                       1994; Director Business Development U.S. from 1991-
Development                                              1994

Charles W. O'Connor.........................    67       Assistant General Counsel and Assistant Secretary since
Assistant General Counsel and Assistant                  1990
Secretary

Stephen D. Vivier...........................    45       Assistant Treasurer, Tax, since 1997; Director Taxes from
Assistant Treasurer-Tax                                  1990-1997

Other Representatives

Officers of Subsidiaries of Echlin Inc.


  Name                   Present Principal Occupation or Employment
  ----                   ------------------------------------------

Allen Cameron            President, Echlin Automotive Group

Robert Daley             President Echlin Engine Systems Group


                                                                    SCHEDULE B


           TRANSACTIONS OF PARTICIPANTS IN THE COMPANY'S SHARES
                          SINCE FEBRUARY 17, 1996

     Set forth in the table below are the transactions engaged in by participants with respect to the Company's shares.

   Name         Transaction date      Number of shares Acquired (A) or Sold(S)
   ----         ----------------      ----------------------------------------
                   -- NONE --